Exhibit (d)(4)
Final
Equity Commitment Letter
May 8, 2025
WhiteHawk Acquisition, Inc.
2000 Market Street, Suite 910
Philadelphia, PA 19103
Ladies and Gentlemen:
Re: Project Red River
Reference is hereby made in this letter agreement (the “Letter”) to that certain Agreement and Plan of Merger (as amended, restated, supplemented, waived or otherwise modified from time to time in accordance with the terms thereof, the “Agreement”) by and among (i) WhiteHawk Acquisition, Inc., a Delaware corporation (“Parent”); (ii) WhiteHawk Merger Sub, Inc. a Delaware corporation (“Merger Sub” and, together with Parent, the “Parent Entities”); and (iii) PHX Minerals Inc., a Delaware corporation (the “Company”) and those certain equity commitment letters (as amended, restated, supplemented, waived or otherwise modified from time to time in accordance with the terms thereof, the “Other Investors’ Equity Commitment Letters”) by and among the investors named therein, Parent and Merger Sub. Capitalized terms used but not defined in this Letter shall have the respective meanings given to them in the Agreement. All references in this Letter to “dollars” or “$” shall mean U.S. Dollars and all amounts in this Letter shall be paid in U.S. Dollars.
1
Equity Commitment.   The investor listed in Schedule A to this Letter (the “Investor”) absolutely, unconditionally and irrevocably agrees and commits to fund, no later than six Business Days prior to the Expiration Time, the amount in cash set forth opposite the name of the Investor in Schedule A to this Letter (“Investor’s Equity Commitment”) into an account designated by Parent (the “Account”), so long as no party has terminated the Agreement prior to such time. Investor’s Equity Commitment, when taken together with the net proceeds of the Debt Financing and equity commitments pursuant to the Other Investors’ Equity Commitment Letters, shall, subject to the provisions of Section 2, be used by the Parent Entities to fund (a) the aggregate Offer Price payable pursuant to Section 1.1(c) of the Agreement, the aggregate Merger Consideration payable pursuant to Section 3.1(a) of the Agreement and the aggregate Time-Based Restricted Share Consideration, the aggregate Performance-Based Restricted Share Consideration and the aggregate DCP Unit Consideration payable pursuant to Section 3.4(a), (b) and (c) of the Agreement, respectively and (b) the aggregate amount of related fees and expenses of Parent and Merger Sub and the other amounts payable by Parent or Merger Sub at the Closing pursuant to the terms of the Agreement (collectively, the “Payment Obligations”).

2
Condition.   The authority of the Parent Entities to utilize Investor’s Equity Commitment funded to the Account to satisfy the Payment Obligations as provided in Section 1 is subject only to, and conditioned only upon, the satisfaction (or waiver by the Investor) of each of the following conditions at the Expiration Time: (a) the conditions set forth in Annex A of the Agreement have been satisfied or (if permitted by applicable Law) waived; (b) no party having validly terminated the Agreement in accordance with its terms and (c) the Debt Financing has been funded or will or would be concurrently funded in accordance with the terms of the Debt Commitment Letter.

3
Termination.   Investor’s Equity Commitment above shall terminate immediately and be of no further force and effect, and neither Parent nor any other Person or entity shall have any recourse against the Investor, upon the earliest of (a) the Closing, (b) the valid termination of the Agreement in accordance with its terms, (c) the successful funding of Investor’s Equity Commitment pursuant to the terms of this Letter and (d) the commencement by the Company or any of its controlled Affiliates of any lawsuit asserting any Claim (as defined below) other than any rights of the parties to the Agreement, the Limited Guarantee or any other transaction documents or the Confidentiality Agreement (including any claim by the Company seeking specific performance against Parent or Merger Sub under the

Agreement or the Limited Guarantee) (collectively, the “Retained Claims”). In the event Investor’s Equity Commitment is terminated pursuant to (b) or (d) above, Investor’s Equity Commitment funded into the Account shall be immediately returned to the Investor.
4
Limitation on Liability of Related Persons; Investor Recourse.

4.1
As more fully described in the Agreement, (a) the Company’s rights and remedies against Parent and Merger Sub and their respective successors and assigns under and pursuant to the Agreement (including pursuant to Section 9.16 of the Agreement) and the other transaction documents and (b) the Company’s remedies against the Investor and its successors and assigns as a third party beneficiary of this Letter solely to the extent provided in Section 4.5 are intended to be, and shall be, the sole and exclusive direct or indirect remedies available to the Company and its Affiliates (and any Person claiming by, through or on behalf of any of them) against the Investor for any Claim.

4.2
Notwithstanding anything that may be expressed or implied in this Letter to the contrary (but without limiting the rights of any Person to bring any Retained Claim), by its acceptance hereof, Parent acknowledges, covenants and agrees, on behalf of itself, its Affiliates and any Person claiming by, through or on behalf of any of them, that all claims, obligations, liabilities, causes of action or proceedings (in each case, whether at law or in equity, and whether sounding in contract, tort, statute or otherwise) that may be based upon or arise under this Letter, or the negotiation, execution, performance of this Letter, including, without limitation, any representation or warranty made or alleged to be made in, in connection with, or as an inducement to, this Letter (each of such above-described legal or equitable theories or sources of liability, a “Claim”) may be made only against (and are expressly limited to) the Investor (and its successors and assigns), and no Person who is not the Investor or the Investor’s successor or assignee (including, without limitation, (i) any past present or future director, officer, employee, incorporator, member, partner, manager, direct or indirect equityholder, management company, Affiliate, agent, attorney, or representative of, and any financial advisor or lender to (each of the above-described Persons in this subclause (i), a “Related Party”) to the Investor or any Affiliate of the Investor, and (ii) any Related Parties of such Related Parties (the Persons in subclauses (i) and (ii), together with their respective successors, assigns, heirs, executors or administrators, collectively, “Non-Parties” and each, individually, a “Non-Party”)) shall have any liability or obligation whatsoever in respect of, based upon or arising out of any Claims.

4.3
Without limiting the generality of the foregoing, to the maximum extent permitted under applicable Law, except for any Claims arising (a) pursuant to the Agreement or this Letter or (b) against any parties to the Agreement other than Parent or Merger Sub, (i) Parent hereby waives, releases and disclaims any and all Claims against all Non-Parties, including, without limitation, any Claims to avoid or disregard the entity form of the Investor or otherwise seek to impose any liability arising out of, relating to or in connection with a Claim on any Non-Party, whether a Claim granted by statute or based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization, or otherwise, and (ii) Parent disclaims any reliance upon any Non-Parties related to the Investor with respect to the performance of this Letter or any representation or warranty made in, in connection with, or as an inducement to this Letter. Sections 4.1, 4.2, 4.3, 8.2 and 8.3 hereof shall survive the termination of this Letter. Notwithstanding anything to the contrary in this Letter, the parties hereto acknowledge and agree that nothing contained herein shall limit the rights to bring any Retained Claim.

4.4
The terms of this Letter set out the entire commitment of the Investor to Parent and Merger Sub and under no circumstances shall the Investor assume or guarantee, or be deemed to have assumed or guaranteed, any of the obligations or liabilities of Parent or Merger Sub under the Agreement or otherwise, or any obligations or liabilities of any Person or entity whatsoever. The Investor shall not be under any obligation to contribute, pursuant to this Letter, an amount in excess of Investor’s Equity Commitment.

4.5
Parent, Merger Sub and the Investor acknowledge that the execution and delivery of this Letter is a material inducement to the willingness of the Company to enter into the Agreement and is being relied on by the Company in connection therewith. Subject to the third sentence of this Section 4.5, this Letter shall be binding on the Investor for the sole benefit of Parent and Merger Sub, and shall not be relied upon, nor create any right or any benefit whatsoever (express or implied) in favor of any third party, and no Person (including Parent’s creditors) other than Parent, Merger Sub and the Investor shall have any right to enforce this Letter or to cause Parent or Merger Sub to enforce this Letter. Notwithstanding anything to the contrary herein, the Company shall be an express third-party beneficiary of (i) Section 8.5 hereof, (ii) this Section 4.5 and (iii) the rights granted to Parent and Merger Sub in this Letter, and is entitled to specifically enforce the obligations of the Investor (and any of its successors or assigns) under this Letter to the fullest extent hereof as if this Letter were addressed to the Company for the purpose of directly enforcing the obligations of the Investor (and any of its successors or assigns) under this Letter through an action for specific performance, solely in accordance with the terms and conditions of Section 9.16 of the Agreement and subject to the satisfaction of the conditions in Section 2 hereof, without a requirement that such enforcement be at the direction of Parent.
5
Assignment.   This Letter and the benefits hereof may not be assigned by Parent or the Investor or otherwise transferred to any other Person without the prior written consent of the other parties and the Company, provided that the Investor may assign and transfer any or all of its rights and obligations to another investment fund affiliated with the Investor; provided, further that, (i) in each case, any such permitted assignment shall not relieve the Investor from its obligations under this Letter and (ii) without the prior written consent of the Company, the Investor shall not make any assignment to any person (A) that is a foreign person as defined in 31 C.F.R. § 800.224 or (B) if such assignment would (1) require the filing of any application or receipt of any Consents pursuant to any applicable Law, (2) require providing notice to a Governmental Entity that has not been previously noticed or received an application in connection with the Offer, Merger or the other transactions contemplated by the Agreement or (3) reasonably be expected to materially impair, delay or impede the consummation of the Offer, the Merger or the Closing.

6
Confidentiality.   This Letter shall be treated by Parent, Merger Sub and the Investor as confidential and shall not be used, circulated, quoted or otherwise referred to in any document, except with the Investor’s prior written consent. Notwithstanding the foregoing, this Letter may be disclosed in the Offer Documents and the Schedule 14D-9 and shown to: (i) potential and actual financing sources and co-investors; (ii) the Company and its Representatives; (iii) Merger Sub and employees or advisers of Parent and Merger Sub; (iv) to the extent required by applicable Law (provided, that Parent will provide the Investor an opportunity to review such required disclosure in advance of such disclosure being made, unless such required disclosure is consistent with previous statements approved by the Investor); and (v) any Person to the extent required by any Governmental Entity having jurisdiction over such Person or in connection with the enforcement of the terms of this Letter.

7
Representations and Warranties.   The Investor hereby represents and warrants to Parent and Merger Sub that as of the date hereof and at all times during the term of this Letter: (i) it is an entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and it has all requisite power and authority to execute, deliver and perform this Letter; (ii) the execution, delivery and performance of this Letter by it has been duly and validly authorized and approved by all necessary limited partnership, corporate or other organizational action by it and no other proceedings are necessary to authorize such execution, delivery and performance of this Letter; (iii) this Letter has been duly and validly executed and delivered by it and constitutes a valid and legally binding obligation of it, enforceable against it in accordance with the terms of this Letter (subject to the Enforceability Exceptions); (iv) it has currently, and will have at all times during the effectiveness of this Letter, the financial capacity to fulfill Investor’s Equity Commitment (which is less than the maximum amount that it is permitted to invest in any one portfolio investment or in any one industry or geographic area when taken together with all other investments by the Investor in the Company’s industry or geographic region, as applicable, pursuant to the terms of its organizational or governing documents or otherwise) and pay and perform its obligations under this Letter, including uncalled capital commitments or otherwise available funds and the right to call capital in an aggregate amount at least equal to Investor’s Equity Commitment and all of its other unfunded contractually binding commitments that are currently outstanding, and all funds necessary for the Investor to fund Investor’s Equity Commitment and fulfill its obligations under this Letter shall be available to the Investor for so long as this Letter shall remain in effect in accordance with the terms hereof; (v) it is not a “foreign person” within the meaning of 31 C.F.R. § 800.224 and (vi) the execution, delivery and performance by the Investor of this Letter does not (a) violate the Investor’s organizational documents or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation to or the loss of any benefit under, any contract to which the Investor is a party, (b) violate any applicable Law or judgment binding on the Investor or (c) require any action by, or any consent, approval, authorization or permit of, or notice to or filing with, any Governmental Entity or regulatory body in connection with the execution, delivery or performance of this Letter.
8
Miscellaneous.

8.1
Without limiting the generality of Sections 4.1, 4.2, 4.3 and 4.5 hereof, to the extent the Investor is a limited partnership, each of the parties to this Letter hereby acknowledges that the limited partners in the Investor have limited liability (for the purposes of this Letter and otherwise) and, in addition to any other limitation of liability set forth in this Letter, each party hereby agrees that the liability of the limited partners in any of the parties that is constituted as a limited partnership shall be limited in accordance with the law of the jurisdiction in which that limited partnership is registered or otherwise constituted.

8.2
This Letter and all claims and causes of action arising in connection herewith shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without regard to Laws that may be applicable under conflicts of laws principles (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

8.3
Each of the parties hereto irrevocably agrees that any Proceeding with respect to this Letter and the rights and obligations arising in connection herewith or any claim or cause of action arising in connection with this Letter or the negotiation hereof, and any Proceeding for recognition and enforcement of any judgment in respect of this Letter and the rights and obligations arising hereunder brought by any other party hereto or its successors or assigns, will be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery does not have subject matter jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the parties hereto hereby irrevocably submits with regard to any such Proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to or arising from this Letter or any of the transactions contemplated hereby or the negotiation hereof in any court other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any Proceeding with respect to this Letter or the transactions contemplated hereby, (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 8, (ii) any claim that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by applicable Law, any claim that (A) the Proceeding in such court is brought in an inconvenient forum, (B) the venue of such Proceeding is improper or (C) this Letter, or the subject matter hereof, may not be enforced in or by such courts. Each of the parties hereto agrees that a final judgment in any such Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law. Each party to this Letter irrevocably consents to service of process in the manner provided for notices in Section 9.5 of the Agreement and agrees that service made in such manner shall have the same legal force and effect as if served upon such party personally within the State of Delaware. Nothing in this Letter will affect the right of any party to this Letter to serve process in any other manner permitted by applicable Law.

8.4
EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS LETTER IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS LETTER AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS LETTER BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.4.

8.5
This Letter may not be amended or otherwise modified without the prior written consent of the Company and each of the parties to this Letter. This Letter and the Agreement constitute the entire agreement among the parties hereto pertaining to the subject matter hereof and supersede all prior and contemporaneous agreements and understandings of the parties in connection therewith. Each provision of this Letter shall be considered separable and if for any reason any provision or provisions hereof are determined to be invalid or contrary to any existing or future law, such invalidity shall not impair the operation of or affect those portions of this Letter which are valid. Subject to the terms of this Letter and the Agreement no failure or delay by any party or the Company in exercising any right or privilege in this Letter shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

8.6
This Letter may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument; and this Letter may be executed by facsimile or other electronic transmission.

8.7
Parent, Merger Sub and the Investor agree that if any of them were to breach any of their respective obligations under this Letter in accordance with the terms hereof or otherwise breach any provision hereof, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and accordingly, (a) Parent, Merger Sub and (solely to the extent set forth in Section 4.5 hereof) the Company shall be entitled to an injunction or injunctions to prevent or remedy breaches of this Letter and to specific performance of the terms hereof, this being in addition to any other remedy to which they are entitled at law or in equity, (b) Parent, Merger Sub and the Investor waive any requirement for the securing or posting of any bond or other security in connection with the obtaining of any specific performance or injunctive relief and (c) Parent, Merger Sub and the Investor agree to waive, in any action for specific performance, the defense of adequacy of a remedy at law. Each of Parent, Merger Sub and the Investor further acknowledges and agrees that the existence of any other remedy contemplated by the Agreement, the Limited Guarantee or otherwise shall not diminish the availability of specific performance of the obligations hereunder.

8.8
The Investor agrees that the Company and Parent and Merger Sub may at any time and from time to time, without notice to or further consent of the Investor, extend the time of any payment required to be made by Parent or Merger Sub under the Agreement, and may also enter into any agreement with Parent and/or Merger Sub for the extension, renewal, payment, compromise, discharge or release thereof, in whole or in part, or for modification of the terms of the Agreement without in any way impairing or affecting the Investor’s obligations hereunder. The Investor agrees that its obligations hereunder shall not be released or discharged, in whole or in part, or otherwise affected by (i) the failure of Parent or Merger Sub to assert any rights against the Company under the Agreement, (ii) any change in time, place or manner of any payment required to be made by Parent or Merger Sub under the Agreement or any amendment, modification, waiver or compromise of any of the terms of the Agreement made in accordance with the terms thereof, (iii) any change in the corporate existence, structure or ownership of Parent or Merger Sub, or (iv) any insolvency, bankruptcy, reorganization or similar proceedings affecting Parent or Merger Sub.
9
Commitment Fee.   On or promptly following the date hereof, Parent agrees to pay or cause to be paid to the Investor a commitment fee equal to one percent (1%) of Investor’s Equity Commitment.

[SIGNATURE PAGE FOLLOWS]

Very truly yours,
[INVESTOR]
By:

Name:
Title:

[Signature Page to Equity Commitment Letter]

Agreed to and accepted as of the date first written above:
WHITEHAWK ACQUISITION, INC.
By:

Name:
Title:
WHITEHAWK MERGER SUB, INC.
By:

Name:
Title:

[Signature Page to Equity Commitment Letter]

SCHEDULE A
Investor	Equity Commitment
[Investor]	[•]